Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 26, 2014, with respect to the consolidated financial statements, and internal control over financial reporting included in the Annual Report of FARO Technologies, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2013. We hereby consent to the incorporation by reference of said reports in the Registration Statements of FARO Technologies, Inc. and subsidiaries on Form S-3 (File No. 333-185654, effective January 7, 2013) and on Forms S-8 (File No. 333-160660, effective July 17, 2009, and File No. 333-125021, effective May 18, 2005).

/S/ GRANT THORNTON LLP

Orlando, Florida

February 26, 2014